                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]     Preliminary proxy statement

[ ]     Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))

[X]     Definitive proxy statement

[ ]     Definitive additional materials

[ ]     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  REMEC, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No Fee Required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)    Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------

        (2)    Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               -----------------------------------------------------------------

        (4)    Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------------

        (5)    Total fee paid:

               -----------------------------------------------------------------

        [ ]    Fee paid previously with preliminary materials.

               -----------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)    Amount previously paid:

               -----------------------------------------------------------------

        (2)    Form, Schedule or Registration Statement No.:

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        (3)    Filing party:

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        (4)    Date filed:

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

                                  [REMEC LOGO]

                           NOTICE OF ANNUAL MEETING,
                         PROXY STATEMENT AND PROXY CARD

                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 2, 2000

(REMEC LOGO)

                                  May 5, 2000

To Our Shareholders:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of REMEC, Inc. ("Company") to be held at REMEC's offices located at 9404 Chesapeake Drive, San Diego, California, on Friday, June 2, 2000 at 4:00 p.m., Pacific Daylight Savings time. Enclosed are a notice to shareholders, a proxy statement describing the business to be transacted at the meeting, and a proxy card for use in voting at the meeting.

     At the Annual Meeting, you will be asked to (i) elect nine directors of REMEC, (ii) approve an amendment to the Company's restated Articles of Incorporation to increase the number of the Company's authorized shares of Common Stock, and (iii) act on such other business as may properly come before the meeting or any adjournment thereof.

     It is important that you use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ RONALD E. RAGLAND
                                          Ronald E. Ragland
                                          Chairman and Chief Executive Officer

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT.
  PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN
  THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND DESIRE TO WITHDRAW YOUR PROXY, YOU MAY VOTE IN PERSON AND YOUR PROXY WILL BE WITHDRAWN.

   9404 Chesapeake Drive  -  San Diego, CA 92123  -  Tel 858-560-1301  -  Fax
                                  858-560-0291

                                  REMEC, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 2, 2000

                            ------------------------

TO THE SHAREHOLDERS OF REMEC, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of REMEC, Inc. will be held on Friday, June 2, 2000 at 4:00 p.m., Pacific Daylight Savings time, at REMEC's principal executive offices located at 9404 Chesapeake Drive, San Diego, California, for the following purposes:

     1. To elect nine directors to serve for the ensuing year and until their successors are elected.

     2. To approve an amendment to the Company's restated Articles of Incorporation to increase the number of the Company's authorized shares of Common Stock.

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on May 1, 2000 are entitled to notice of and to vote at the meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the meeting in person. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a Proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          /s/ RONALD E. RAGLAND
                                          Ronald E. Ragland,
                                          Chairman and Chief Executive Officer

San Diego, California
May 5, 2000

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                                  REMEC, INC.
                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors of REMEC, Inc. for use at REMEC's Annual Meeting of Shareholders to be held Friday, June 2, 2000 at 4:00 p.m., Pacific Daylight Savings time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at REMEC's principal executive offices located at 9404 Chesapeake Drive, San Diego, California, 92123. The telephone number at that address is (858) 560-1301.

     These proxy solicitation materials were mailed on or about May 5, 2000 to all shareholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

     Shareholders of record at the close of business on May 1, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 29,298,907 shares of REMEC's Common Stock were issued, outstanding and entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given in accordance with this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of REMEC a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     Every shareholder voting for the election of directors may exercise cumulative voting rights and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters each share is entitled to one vote on each proposal or item that comes before the Annual Meeting.

     Solicitation of proxies may be made by directors, officers and other employees of REMEC by personal interview, telephone, facsimile or other method. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by REMEC. REMEC may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of Common Stock.

QUORUM, ABSTENTIONS, AND BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. If shares are held in "street name" through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If the broker or nominee is not given specific instructions, shares held in the name of such broker or nominee may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     The Bylaws of REMEC provide for a Board consisting of at least seven but not more than eleven directors, with the size of the Board set at nine as of the date of the Annual Meeting. Nine directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees named below. All of the nominees named below are presently directors of REMEC. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified. It is not expected that any nominee will be unable or will decline to serve as a director.

     The names of and certain other information regarding the nominees are set forth in the table below.

                                                                                                                   DIRECTOR
              NAME                AGE                              POSITION WITH REMEC                              SINCE
              ----                ---                              -------------------                             --------
Ronald E. Ragland(3)............  58    Chairman of the Board and Chief Executive Officer                            1983
Errol Ekaireb...................  61    President, Chief Operating Officer and Director                              1985
Jack A. Giles...................  58    Executive Vice President, President of REMEC Microwave, Inc. and Director    1984
Denny Morgan....................  46    Senior Vice President, Chief Engineer and Director                           1983
Thomas A. Corcoran(2)...........  55    Director                                                                     1996
Mark D. Dankberg(1).............  44    Director                                                                     1999
William H. Gibbs(2).............  56    Director                                                                     1996
Andre R. Horn(1)................  71    Director                                                                     1988
Jeffrey M. Nash(1)(2)(3)........  52    Director                                                                     1988

---------------
(1) Current member of the Audit Committee.
(2) Current member of the Compensation Committee.
(3) Current member of the Nominating Committee.

     There is no family relationship between any of the directors or executive officers of REMEC.

     MR. RAGLAND was a founder of REMEC and has served as our Chairman of the Board and Chief Executive Officer since January 1983. Prior to founding REMEC, he was General Manager of KW Engineering and held program management positions with Ford Aerospace Communications Corp., E-Systems, Inc. and United Telecommunications, Inc. Mr. Ragland was a Captain in the United States Army and holds a B.S.E.E. degree from Missouri University at Rolla and an M.S.E.E. degree from St. Louis University.

     MR. EKAIREB has served as President and Chief Operating Officer of REMEC since 1990 and as a director since 1985. Mr. Ekaireb served as Vice President of REMEC from 1984 to 1987 and as Executive Vice President and Chief Operating Officer from 1987 to 1990. Prior to joining us, he spent 23 years with Ford Aerospace Communications Corp. Mr. Ekaireb holds B.S.E.E. and B.S.M.E. degrees from West Coast University and has completed the University of California, Los Angeles Executive Program.

     MR. GILES joined REMEC in 1984. He was elected as a director in 1984, Vice President in 1985, Executive Vice President in 1987, President of REMEC Microwave in 1994 and President of our Defense Group in 1999. Prior to joining us, he spent approximately 19 years with Texas Instruments in program management and marketing positions. Mr. Giles holds a B.S.M.E. degree from the University of Arkansas and is a graduate of Defense Systems Management College.

     MR. MORGAN was a founder of REMEC and has served as Senior Vice President, Chief Engineer and a director of REMEC since January 1983. Prior to joining us, he worked with KW Engineering, Micromega, General Dynamics Corporation and Pacific Aerosystems, Inc. Mr. Morgan holds a B.S.E.E. degree from the Massachusetts Institute of Technology and was the Four Year Chancellor's Intern Fellowship Recipient at the University of California, Los Angeles.

     MR. CORCORAN was elected a director of REMEC in May 1996. Mr. Corcoran has been the President and Chief Executive Officer of Allegheny Technologies Incorporated since October 1999. Prior to that, Mr. Corcoran was a Vice President and the President and Chief Operating Officer of the Space and Strategic Missiles sector of Lockheed Martin Corporation from October 1998 to September 1999. From March 1995 to September 1998, he was the President and Chief Operating Officer of the Electronics sector of Lockheed Martin. From 1993 to 1995 Mr. Corcoran was President of the Electronics Group of Martin Marietta Corporation, and from 1983 to 1993 he held various management positions with the Aerospace segment of General Electric Company. Mr. Corcoran is Chairman of the Board of Teledyne Technologies, Inc., and a director of Allegheny Technologies and L-3 Communications Holdings, Inc. Mr. Corcoran is a member of the Board of Trustees of Worcester Polytechnic Institute, the Board of Trustees of Stevens Institute of Technology and the Board of Governors of the Electronic Industries Association.

     MR. DANKBERG joined REMEC as a director in September, 1999. Mr. Dankberg was a founder of, and has served as Chairman of the Board, President and Chief Executive Officer of ViaSat, Inc. since its inception in May 1986. Mr. Dankberg also serves as a director of Connected Systems, a privately held company that develops and manufacturers digital voice messaging systems. Prior to founding ViaSat, he was Assistant Vice President of M/A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986 and Communications Engineer for Rockwell International from 1977 to 1979. Mr. Dankberg holds B.S.E.E. and M.E.E. degrees from Rice University.

     MR. GIBBS was elected a director of REMEC in May, 1996. Mr. Gibbs was the President and Chief Executive Officer of DH Technology, Inc. from November 1985 to January 1998 and was Chairman of the Board of DH Technology, Inc. from March 1987 through October 1997. From August 1983 to November 1985, he held various positions, including those of President and Chief Operating Officer, with Computer and Communications Technology, a supplier of rigid disc magnetic recording heads to the peripheral equipment segment of the computer industry. Mr. Gibbs is a director of Axihom Transaction Solutions, Inc. and Fargo Electronic, Inc.

     MR. HORN has been a director of REMEC since 1988. Mr. Horn is the retired Chairman of the Board of Joy Manufacturing Company. From 1985 to 1991, Mr. Horn served as the Chairman of the Board of Needham & Company, Inc. He currently holds the honorary position of Chairman Emeritus of Needham & Company, Inc. Mr. Horn is a director of Western Digital Corporation, a computer equipment manufacturer, and Varco International, Inc., a manufacturer of petroleum industry equipment.

     DR. NASH has been a director of REMEC since 1988. From 1995 to 1998, he was the President, Chief Executive Officer and a Director of TransTech Information Management Systems, Inc. Since 1994, Dr. Nash has been Chairman, Chief Executive Officer and President of Digital Perceptions, Inc. From 1989 to 1994, he was the Chief Executive Officer and President of Visqus as well as Conner Technology, Inc., both subsidiaries of Conner Peripherals, Inc. Dr. Nash is currently a director of ViaSat, Inc., a manufacturer of satellite communication equipment, and several private companies, including Prisa Networks, Orincon Corporation, StoragePoint.Com and Tiernan Communications, Inc.

BOARD MEETINGS AND COMMITTEES

     The Board held a total of ten meetings during the fiscal year ended January 31, 2000. Each Director attended at least 75% of the total number of meetings of the Board and at least 75% of the total number of meetings held by all committees of the Board on which he served. REMEC has a standing Audit Committee, Compensation Committee and Nominating Committee.

     The current members of REMEC's Audit Committee are Mr. Dankberg, Mr. Horn and Dr. Nash. The principal functions of the Audit Committee are to recommend engagement of REMEC's independent auditors, to consult with REMEC's auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting REMEC's operating results and to review REMEC's financial control procedures and personnel. The Audit Committee held two meetings during the fiscal year ended January 31, 2000.

     The current members of the Compensation Committee are Mr. Corcoran, Mr. Gibbs and Dr. Nash. The Compensation Committee determines compensation and benefits for REMEC's executive officers and administers REMEC's equity incentive plans. The Compensation Committee held two meetings during the fiscal year ended January 31, 2000.

     The members of the Nominating Committee currently are Mr. Corcoran, Mr. Gibbs and Dr. Nash. The Nominating Committee reviews potential candidates for service on the Board. The Nominating Committee did not hold any meetings during the fiscal year ended January 31, 2000. All the nominees up for election as directors presently are directors of REMEC and were nominated for re-election by the Board.

COMPENSATION OF DIRECTORS

     Effective June 2, 2000, REMEC's outside directors receive an annual retainer fee of $6,500 for serving on the Board of Directors, a fee of $1,750 for each Board meeting attended and a fee of $500 for participation in a telephonic Board meeting. Outside directors also receive a fee of $500 ($750 for the committee chairman) for each committee meeting attended. Outside directors are reimbursed for their reasonable travel expenses in attending Board and committee meetings. Also, under REMEC's 1996 Nonemployee Director Stock Option Plan, each outside director receives (i) a one-time grant of an option to purchase 15,000 shares of REMEC's Common Stock upon the election of such person for the first time to serve as a director and (ii) an annual grant of an option to purchase 5,250 shares of Common Stock each year in which the director continues to serve on the Board.

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following sets forth certain information regarding beneficial ownership of the Common Stock as of March 31, 2000 (i) by each person who is known by REMEC to own beneficially more than 5% of the Common Stock, (ii) by each of REMEC's directors and by each nominee to the Board, (iii) by the Chief Executive Officer and the four other most highly paid executive officers of REMEC at fiscal year end (the "Named Executive Officers") and (iv) by all directors and executive officers as a group.

                                                                                PERCENTAGE OF
                                                              NUMBER OF             SHARES
                                                         SHARES BENEFICIALLY     BENEFICIALLY
                   BENEFICIAL OWNER                           OWNED(1)           OWNED(1)(2)
                   ----------------                      -------------------    --------------
State of Wisconsin Investment Board(3).................       1,992,000               6.8%
Ronald E. Ragland(4)...................................         874,400               3.0
Errol Ekaireb(5).......................................         156,374                 *
Jack A. Giles(6).......................................         212,477                 *
Joseph T. Lee(7).......................................         154,547                 *
Denny Morgan(8)........................................         316,968               1.1
James Mongillo(9)......................................         174,764                 *
Thomas A. Corcoran(10).................................          28,251                 *
Mark D. Dankberg(11)...................................           3,352                 *
William H. Gibbs(12)...................................          30,124                 *
Andre R. Horn(13)......................................          21,514                 *
Jeffrey M. Nash(14)....................................          40,013                 *
All directors and executive officers as a group (18
  persons)(15).........................................       3,550,992              11.9%

---------------
  *  Less than 1% of the outstanding shares of Common Stock.

 (1) This table is based upon information supplied by directors, officers and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders identified in this table has sole voting and investment power with respect to the shares shown. Percentage of ownership is based on 29,092,281 shares of Common Stock outstanding as of March 31, 2000.

 (2) Shares issuable upon exercise of outstanding options are considered outstanding for purposes of calculating the percentage of ownership of Common Stock of the person holding such options, but are not considered outstanding for computing the percentage of ownership of any other person.

 (3) The address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, WI 53707.

 (4) Includes 197,400 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 2000 and 23,400 shares held by Mr. Ragland's minor children.

 (5) Includes 68,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 2000 and 8,000 shares held by Mr. Ekaireb's spouse.

 (6) Includes 28,750 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 2000 and 11,625 shares held by Mr. Giles' spouse.

 (7) Includes 69,250 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 2000.

 (8) Includes 42,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 2000. All shares beneficially owned by Mr. Morgan are held in the Morgan Trust, of which Mr. Morgan and his spouse act as co-trustees.

 (9) Includes 16,350 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 2000. All shares beneficially owned by Mr. Mongillo are held in the Mongillo Family Trust, of which Mr. Mongillo and his spouse act as co-trustees.

(10) Includes 25,124 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 2000.

(11) Consists of 3,352 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 2000.

(12) Includes 25,124 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 2000.

(13) Includes 15,374 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 2000.

(14) Includes 15,374 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 2000.

(15) Includes 674,888 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 2000.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the total compensation received by the Chief Executive Officer and the four other most highly paid executive officers of REMEC for the fiscal years ended January 31, 2000, 1999 and 1998 (the "Named Executive Officers"). None of the Named Executive Officers earned any bonuses or compensation for the fiscal years other than as set forth in the table or received any restricted stock awards, stock appreciation rights or long-term incentive plan payouts.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
                                               FISCAL    ------------------------       ALL OTHER
         NAME AND PRINCIPAL POSITION            YEAR     SALARY($)(1)    BONUS($)    COMPENSATION($)
         ---------------------------           ------    ------------    --------    ---------------
Ronald E. Ragland............................   2000       $372,752      $     --       $ 14,870(2)
  Chairman and Chief Executive Officer          1999        346,667       100,000         14,440(3)
                                                1998        320,000       138,980         35,881(4)
Errol Ekaireb................................   2000        313,757            --        388,755(5)
  President and Chief Operating Officer         1999        288,333        80,000         14,055(6)
                                                1998        254,997       138,980         12,300(7)
Jack A. Giles................................   2000        268,865            --        537,055(8)
  Executive Vice President                      1999        249,333        65,000         13,245(9)
                                                1998        230,667       138,980         82,293(10)
Joseph T. Lee................................   2000        237,903            --         11,120(11)
  Executive Vice President                      1999        225,000        55,000         11,420(12)
                                                1998        210,001       138,980          9,400(13)
James Mongillo(14)...........................   2000        231,314            --          9,000(15)
  Executive Vice President                      1999        213,872        16,000          9,300(16)
                                                1998        183,333        30,000             --

---------------
 (1) Includes amounts deferred at the option of the officer pursuant to REMEC's deferred compensation plan for employee directors.

 (2) Consists of compensation in the form of an automobile allowance in the amount of $9,000 and $5,870 in life insurance premiums.

 (3) Consists of $9,000 in the form of an automobile allowance, a $300 contribution to the REMEC 401(k) plan and $5,140 in life insurance premiums.

 (4) Consists of $9,000 in the form of an automobile allowance, a $400 contribution to the REMEC 401(k) plan and $26,481 from the exercise of stock options (the difference between the fair market value on the date of exercise and the exercise price multiplied by the option shares exercised).

 (5) Consists of compensation in the form of an automobile allowance in the amount of $9,000, $4,755 in life insurance premiums and $375,000 from the exercise of stock options (the difference between the fair market value on the date of exercise and the exercise price multiplied by the option shares exercised).

 (6) Consists of $9,000 in the form of an automobile allowance, a $300 contribution to the REMEC 401(k) plan and $4,755 of life insurance premiums.

 (7) Consists of $9,000 in the form of an automobile allowance, a $400 contribution to the REMEC 401(k) plan and $2,900 in life insurance premiums.

 (8) Consists of $9,000 in the form of an automobile allowance, $3,908 in life insurance premiums and $524,147 from the exercise of stock options (the difference between the fair market value on the date of exercise and the exercise price multiplied by the option shares exercised).

 (9) Consists of $9,000 in the form of an automobile allowance, a $300 contribution to the REMEC 401(k) plan and $3,945 in life insurance premiums.

(10) Consists of $9,000 in the form of an automobile allowance, a $400 contribution to the REMEC 401(k) plan, $3,410 in life insurance premiums and $69,473 from the exercise of stock options (the difference between the fair market value on the date of exercise and the exercise price multiplied by the number of option shares exercised).

(11) Consists of compensation in the form of an automobile allowance in the amount of $9,000 and $2,120 in life insurance premiums.

(12) Consists of $9,000 in the form of an automobile allowance, a $300 contribution to the REMEC 401(k) plan and $2,120 in life insurance premiums.

(13) Consists of $9,000 in the form of an automobile allowance and a $400 contribution to the REMEC 401(k) plan.

(14) Compensation amounts shown are those paid by REMEC (or its subsidiary) after Mr. Mongillo became employed by REMEC following its acquisition of Radian Technology, Inc. in February 1997.

(15) Consists of $9,000 in the form of an automobile allowance.

(16) Consists of $9,000 in the form of an automobile allowance and a $300 contribution to the REMEC 401(k) plan.

     Option Grant Table. The following table sets forth certain information relating to options to purchase shares of REMEC's Common Stock granted to the Named Executive Officers granted during the fiscal year ended January 31, 2000.

                          OPTION GRANTS IN FISCAL 2000

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF STOCK
                           NUMBER OF         PERCENT OF TOTAL                                PRICE APPRECIATION FOR
                           SECURITIES       OPTIONS GRANTED TO   EXERCISE OR                     OPTION TERM(2)
                       UNDERLYING OPTIONS      EMPLOYEES IN       BASE PRICE    EXPIRATION   -----------------------
        NAME               GRANTED(#)          FISCAL YEAR       PER SHARE(1)      DATE         5%           10%
        ----           ------------------   ------------------   ------------   ----------   ---------   -----------
Ronald E. Ragland....        80,000                8.86%            $12.44       6/4/2008    $548,682    $1,351,430
Errol Ekaireb........        50,000                5.54              12.44       6/4/2008     342,926       844,643
Jack A. Giles........        35,000                3.88              12.44       6/4/2008     240,048       591,250
Joseph T. Lee........        25,000                2.77              12.44       6/4/2008     171,463       422,322
James Mongillo.......        40,000                4.43              12.44       6/4/2008     274,341       675,715

---------------
(1) Options were granted at 100% of fair market value on the date of grant.

(2) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock appreciation of 5% and 10%, the two assumed rates of stock price appreciation required under the rules of the Securities and Exchange Commission. The calculations are for the period beginning on the date of grant of the fiscal 2000 option awards (June 4, 1999) and ending on the date of expiration of such options (June 4,
    2008). Based on the assumed annual rates of stock price appreciation of 5% and 10%, REMEC's projected stock price at the dates of expiration of these options are as follows: $19.30 and $29.33, respectively. These assumed annual rates of stock price appreciation are not intended to forecast future appreciation of REMEC's stock price. Indeed, REMEC's stock price may increase or decrease in value over the time period set forth above. The potential realizable value computation also does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

     The 5% and 10% assumed rates of stock price appreciation used to calculate potential gains to optionees are provided pursuant to the rules of the Securities and Exchange Commission.

     Option Exercise Table. The following table sets forth certain information relating to options to purchase REMEC's Common Stock exercised by the Named Executive Officers during the fiscal year ended January 31, 2000.

                       OPTION VALUES AT JANUARY 31, 2000

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                          OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS AT
                         SHARES                              YEAR-END(#)                FISCAL YEAR-END(1)($)
                       ACQUIRED ON       VALUE       ----------------------------    ----------------------------
        NAME           EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           -----------    -----------    -----------    -------------    -----------    -------------
Ronald E. Ragland....        --        $     --        197,400         188,000        $798,283       $1,143,750
Errol Ekaireb........    25,000         375,000         68,500         111,500         302,031          714,844
Jack A. Giles........    35,500         524,147         28,750          68,750          56,641          432,422
Joseph T. Lee........        --              --         69,250          55,750         500,080          357,422
James Mongillo.......        --              --         11,850          61,550          13,837          341,510

---------------
(1) Calculated on the basis of the closing price of REMEC's Common Stock on the Nasdaq National Market on January 31, 2000 ($19.94 per share).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee is comprised of three independent nonemployee directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy, based upon the business needs of REMEC and consistent with shareholders' interests, to administer REMEC's executive compensation plans, programs and policies, to monitor corporate performance and its relationship to compensation of executive officers, and to make appropriate recommendations concerning matters of compensation. We have engaged an outside consulting firm, Towers Perrin, to review our compensation strategy and to provide us with professional assistance in determining the most effective strategy.

     Compensation Philosophy. The major goals of the compensation program are to align compensation with the attainment of key business objectives and to enable REMEC to attract, retain and reward capable executives who can contribute to the continued success of REMEC. Three key goals form the basis of compensation decisions for all employees of REMEC:

     1. To attract and retain the most highly qualified management and employee team;

     2. To pay competitively compared to similar technology and defense electronics companies and to provide appropriate reward opportunities for achieving high levels of performance compared to similar organizations in the marketplace; and

     3. To motivate executives and employees to achieve REMEC's annual and long-term business goals and encourage behavior toward the fulfillment of those objectives.

     As a result of this philosophy, REMEC's executive compensation program consists of base salary, bonuses, participation in equity-based incentive plans (stock option and stock purchase plans) and standard benefits.

     Base Salary. The Compensation Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with technology and defense electronics companies in comparable stages of development and other comparable technology companies in the San Diego area. For external marketplace comparison purposes, a group of approximately 20 companies operating in our industry are utilized for determining competitive compensation levels. Also, the Compensation Committee reviewed compensation information presented in the April 1999 Executive Compensation Survey for Electronics, Software and Information Technology Companies prepared by the American Electronics Association.

     Base salary represents the fixed component of the executive compensation program. Determination of base salary levels is established on an annual review of marketplace competitiveness with similar technology and defense electronics companies, and on individual performance. Periodic increases in base salary relate to individual contributions evaluated against established objectives, relative marketplace competitiveness levels, length of service, and the industry's annual competitive pay practice movement.

     Bonuses and Stock Plans. REMEC's bonus program is an integral part of the compensation program and is designed to reward executives for long-term strategic management and for attaining specific annual performance goals. Each year a portion of REMEC's pre-tax profits comprise the bonus "pool." The Compensation Committee determines the bonus amount for the Chief Executive Officer, the President and the Executive Vice Presidents of REMEC, based on both attainment by those officers of specific goals, and on overall corporate performance. The Chief Executive Officer, President and Executive Vice Presidents determine the bonus amount for the other executive officers and for all other salaried employees, based on the same criteria. Executive officers of REMEC are eligible to receive awards under the Equity Incentive Plan, and all executive officers are eligible to participate in the Employee Stock Purchase Plan.

     Compensation for the Chief Executive Officer. In the fiscal year ended January 31, 2000, Ronald Ragland was paid a salary of $372,752. Mr. Ragland also received an automobile allowance of $9,000 and $5,870 in life insurance premiums. The total compensation paid to Mr. Ragland in the fiscal year ended January 31, 2000 is approximately the industry median for chief executive officers of the competitive industry comparative group.

     Summary. The Compensation Committee believes that the compensation of executives by REMEC is appropriate and competitive with the compensation provided by other technology and defense electronics companies with which REMEC competes for executives and employees. The Committee believes its compensation strategy, principles and practices result in a compensation program tied to shareholder returns and linked to the achievement of annual and longer-term financial and operational results of REMEC on behalf of REMEC's shareholders.

     The Compensation Committee of the Board of Directors:

        - Thomas A. Corcoran

        - William H. Gibbs

        - Jeffrey M. Nash

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended January 31, 2000, no executive officer of REMEC served on the board of directors or compensation committee of another company that had an executive officer serve on REMEC's Board of Directors or Compensation Committee.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires REMEC's directors and executive officers, and persons who own more than 10% of a registered class of REMEC's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and 10% shareholders are also required by Securities and Exchange Commission rules to furnish REMEC with copies of all Section 16(a) forms that they file. To REMEC's knowledge, based solely upon review of the copies of such reports and certain representations furnished to it, REMEC's executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended January 31, 2000, except that Mr. Nicholas J.S. Randall (Executive Vice President) filed one report late and Mr. David Schmitz (President of REMEC's subsidiary, REMEC Qbit, Inc.) reported one transaction late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Tao Chow, Senior Vice President of REMEC and President and director of REMEC's wholly owned subsidiary, REMEC CSH, Inc., (i) owns approximately 30% of the outstanding shares of Excelics Semiconductor, Inc., a supplier to REMEC CSH, Inc., (ii) owns approximately 45% of the outstanding shares and is a director, President and Chief Financial Officer of Custom Micro Machining, Inc., a supplier of machine parts to REMEC CSH, Inc., and (iii) owns approximately 33% of the outstanding shares and is a director of Applied Thin-Film Products, a supplier of circuits to REMEC CSH, Inc. REMEC paid approximately $1.2 million to these suppliers in fiscal 2000 for certain components on terms REMEC believes are no less favorable than could be obtained with suppliers that did not have a relationship with REMEC or its management.

                               PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total shareholder return on REMEC's Common Stock with the cumulative total return on the Nasdaq Stock Market U.S. Index and the Nasdaq Electronic Components Index since REMEC's initial public offering through January 31, 2000, assuming $100 invested in REMEC's Common Stock at its closing price of $8.50 per share on February 2, 1996 (the date trading in REMEC's stock began) and the reinvestment of all dividends, if any.

                                                                            NASDAQ STOCK MARKET U.S.        NASDAQ ELECTRONIC
                                                       REMEC, INC.                    INDEX                 COMPONENTS INDEX
                                                       -----------          ------------------------        -----------------
2/2/96                                                     100                         100                         100
8/2/96                                                     171                         106                         113
1/31/97                                                    306                         130                         199
8/1/97                                                     551                         150                         230
1/30/98                                                    454                         153                         195
7/31/98                                                    135                         176                         194
1/29/99                                                    353                         240                         315
7/30/99                                                    222                         252                         354
1/31/00                                                    352                         373                         611

                                  PROPOSAL TWO

          APPROVAL OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

DESCRIPTION OF THE AMENDMENT

     At the Annual Meeting, the shareholders are being asked to approve an amendment to, and restatement of, the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock by 70,000,000 shares (the "Amendment"). The Company's restated Articles of Incorporation currently authorize the issuance of 70,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. In March 2000, the Board of Directors adopted a resolution approving an amendment to the Restated Articles of Incorporation to increase the authorized number of shares of Common Stock to 140,000,000 shares, with a par value of one cent ($.01) per share, subject to shareholder approval. Since the Company's Restated Articles of Incorporation also authorize 5,000,000 shares of Preferred Stock, the Amendment will have the effect of increasing the total number of shares of capital stock authorized for issuance from 75,000,000 to 145,000,000 shares.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

     As of March 31, 2000, the Company had approximately 29,092,281 shares of Common Stock outstanding and no shares of Preferred Stock outstanding, and as of that date, the Company had approximately 3,164,053 shares of Common Stock reserved for issuance under options granted pursuant to the Company's stock option plans.

     In addition, to the foregoing, the Board considers it advisable to have additional authorized, but unissued shares of Common Stock available to allow the Company to act promptly with respect to possible future financings, possible stock dividends, possible acquisitions, additional issuances under the Company's employee benefit plans and for other corporate purposes approved by the Board. Having additional authorized shares of Common Stock available for issuance in the future would give the Company greater flexibility and allow shares of Common Stock to be issued without the expense or delay of a shareholders' meeting, except as may be required by applicable laws or regulations. Other than for issuance under the Company's employee benefit plans, the Company has no specific plans for the issuance of additional shares of Common Stock.

     Under the Company's Restated Articles of Incorporation, the Company's shareholders do not have preemptive rights with respect to the Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing shareholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current shareholders.

     The proposed amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. In the event of a hostile takeover attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The proposed Amendment, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

REQUIRED VOTE

     Approval of the Amendment to the Restated Articles of Incorporation will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the meeting.

          THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE FOR
            THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected Ernst & Young LLP as independent public accountants to audit the financial statements of REMEC for the fiscal year to end January 31, 2001. Ernst & Young LLP has been engaged as REMEC's auditors since 1985. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. The representatives of Ernst & Young LLP also will be available to respond to questions raised during the meeting.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders of REMEC which are intended to be presented at REMEC's 2001 meeting of shareholders must be received by the Secretary of REMEC no later than January 1, 2001 in order to be included in the proxy soliciting material relating to that meeting.

                              2000 ANNUAL REPORTS

     REMEC's 2000 Annual Report, including audited financial statements for the fiscal years ending January 31, 1998, 1999 and 2000, are being forwarded to each person who is a shareholder of record as of May 1, 2000, together with this Proxy Statement.

     A COPY OF REMEC'S 2000 ANNUAL REPORT ON FORM 10-K IS AVAILABLE WITHOUT CHARGE TO THOSE SHAREHOLDERS WHO WOULD LIKE MORE DETAILED INFORMATION CONCERNING REMEC. IF YOU DESIRE A COPY OF THAT DOCUMENT, PLEASE SEND A WRITTEN REQUEST TO INVESTOR RELATIONS, REMEC, INC., 9404 CHESAPEAKE DRIVE, SAN DIEGO, CALIFORNIA 92123 (TELEPHONE: 858-560-1301).

                                 OTHER MATTERS

     REMEC knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

                                          THE BOARD OF DIRECTORS

San Diego, California
May 5, 2000

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

PROXY

                                  REMEC, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) Ronald E. Ragland, Errol Ekaireb and Michael D. McDonald, or any of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to vote as designated below, and, in their discretion, upon such other business as may properly be presented to the meeting, all of the shares of REMEC, INC. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders to be held on June 2, 2000, and at any adjournments or postponements thereof.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES.




--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                Please mark
                                                                your vote as
                                                                indicated in [X]
                                                                this example.


                                            FOR                WITHHOLD
                                        All nominees          AUTHORITY
                                     listed (except as      to vote (as to
                                     indicated below)       all nominees)
Proposal 1. ELECTION OF DIRECTORS.          [ ]                   [ ]
            To elect as directors:
            Ronald E. Ragland, Errol Ekaireb, Jack A. Giles,
            Denny Morgan, Thomas A. Corcoran, Mark D. Dankberg,
            William H. Gibbs, Andre R. Horn and Jeffrey Nash.

            To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

            ___________________________________________


                                          FOR   AGAINST   ABSTAIN
Proposal 2. APPROVAL OF AMENDMENT TO      [ ]     [ ]       [ ]
            RESTATED ARTICLES OF
            INCORPORATION

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND OTHER PROPOSALS LISTED ABOVE. The proxy holders in their discretion may cumulate votes for the election of directors. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying Proxy Statement.


Signature(s)___________________________________________ Dated:____________, 2000
Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE